Exhibit 99.1
[Logo of Sparton Corporation]
NEWS RELEASE
Sparton Corporation Releases Annual Meeting Summary and First Quarter Results for Fiscal Year 2008
Jackson, Mich. — October 24, 2007 — At its Annual Shareowners’ meeting today, Electronic Manufacturing Services (EMS) provider Sparton Corporation (NYSE;SPA) announced the results of voting at the annual meeting and its fiscal 2008 First Quarter results.
At this meeting, current directors Mr. David P. Molfenter, Mr. W. Peter Slusser, Mr. Bradley O. Smith, and Dr. Lynda J.-S. Yang, were each re-elected to three-year terms expiring in 2010. In addition, the appointment of BDO Seidman, LLP as independent auditors was ratified.
Mr. Hockenbrocht commented on the Company’s progress and the continuing development of its EMS business, particularly in regulated markets such as the medical industry, where Sparton’s presence has increased since its acquisition in May of 2006 of Astro Instrumentation, LLC (now Sparton Medical Systems, Inc, (SMS)). Overall, the quarter ended September 30, 2007, represents an important initial step. Sales were very strong, including sonobouy sales, which were very disappointing last year.
Sales for the three months ended September 30, 2007, totaled $58,852,000, an increase of $10,535,000 (22%) from the same quarter last year. The first quarter’s sales represent a record for sales for any quarter in recent history. Government sales were significantly above the first quarter of last year, showing an increase of $9.0 million or 189%, due to a very successful three months of sonobuoy testing. In addition, Medical/Scientific Instrumentation sales increased $4.4 million, or 29%, from the same quarter last year. This increase in sales was primarily due to increased sales to one customer and an overall expansion of the medical customer base.
An operating loss of $2,054,000 was reported for the three months ended September 30, 2007, compared to an operating loss of $3,508,000 for the three months ended September 30, 2006. Included in costs of goods sold in the recently completed quarter was the write-off of inventory previously carried as a deferred asset related to a legal matter. The write-off approximated $1.6 million and was the result of an adverse legal decision received from the Sixth Circuit Court of Appeals where Sparton was defending on appeal the decision of the lower court in Sparton’s favor. Sparton continues to believe strongly in the merits of its claim for the recovery of these costs and is currently analyzing its options, which may include further appeal and/or other proceedings. However, given the recent court decision vacating the award in favor of Sparton, and because the timing and any change in the resolution of this claim is uncertain, the decision was made to write off these deferred costs at this time.
The gross profit percentage for the three months ended September 30, 2007, was 2.7%, up from 1.5% for the same period last year. The gross profit percentage for the recently completed quarter was reduced by 2.8% due to the above mentioned charge of $1.6 million for the inventory write off. While sales for the first quarter of fiscal 2008 were substantially higher than those in fiscal 2007, gross profits in both periods were impacted by $12.2 million and $3.8 million of government sonobuoy sales, respectively, with no or minimal margin. With the completion and sale of several minimal or no margin sonobuoys this past quarter, the majority of the backlog of these contracts, which totaled $17.9 million at June 30, 2007, have now been completed. The completion of these contracts is anticipated to allow for improved margins in future quarters. During the quarter ended September 30, 2007, there were minimal cost to complete adjustments related to the sonobuoy programs. This compares to the quarter ended September 30, 2006, during which there where charges of $1.8 million were reflected in gross profit, resulting from changes in estimates, primarily related to design and production issues on certain sonobuoy programs. The programs were loss contracts and the Company recognized the entire estimated losses as of September 30, 2006. As of September 30, 2007, the backlog remaining of government contracts with minimal or breakeven margins was approximately $6.7 compared to $7.7 million as of September 30, 2006.
Selling and administrative expenses increased slightly during the first quarter of fiscal 2008, as compared with the first quarter of fiscal 2007, due to minor increases in various categories, such as wages, employee benefits, insurance, and other items. Amortization expense in both periods is related to the purchase of SMS, while the gain on sale of property, plant and equipment in fiscal 2008 reflects the sale of the Deming facility located in New Mexico. Interest and investment income decreased from the prior year, mainly due to decreased funds available for investment. Interest expense in both periods was principally the result of the debt incurred and assumed as part of the acquisition of SMS. Other income-net in both periods is primarily foreign currency translation adjustments, along with gains and losses from foreign currency transactions.
Due to the factors described above, the Company reported a net loss of $1,421,000 ($0.14 per share, basic and diluted) for the three months ended September 30, 2007, versus a net loss of $2,464,000 ($0.25 per share, basic and diluted) for the corresponding period last year.
Sparton Corporation and Subsidiaries
Condensed Consolidated Statements of Operations (Unaudited) 1
For the Three-Month Periods Ended September 30, 2007 and 2006

	Three-Month Period Ended September 30
	2007	2006

Net Sales	$58,851,863	$48,316,771
Costs of goods sold	57,236,317	47,576,005

Gross profit	1,615,546	740,766

Selling and administrative expenses	4,476,963	4,321,232
Amortization of intangibles	120,313	121,424
EPA related — net environmental remediation	(145)	9,577
Net gain on sale of property, plant and equipment	(927,822)	(203,675)

	3,669,309	4,248,558

Operating loss	(2,053,763)	(3,507,792)

Other income (expense):
Interest and investment income	26,718	150,931
Interest expense	(305,092)	(296,999)
Equity income (loss) in investment	(124,000)	12,000
Other — net	482,365	18,717

	79,991	(115,351)

Loss before income taxes	(1,973,772)	(3,623,143)
Credit for income taxes	(553,000)	(1,159,000)

Net loss	$(1,420,772)	$(2,464,143)

Loss per share — basic and diluted [2]	$(0.14)	$(0.25)

Notes:

1.	Financial information was taken from the Company’s internal records and is unaudited.

2.	For the three-month periods, weighted average shares outstanding were 9,811,507 in 2007 and 9,854,835 in 2006. The effect of stock options was not included in the 2007 and 2006 calculation as such would have been anti-dilutive to each period’s net losses.
Safe Harbor and Fair Disclosure Statement
Safe Harbor statement under the Private Securities Litigation Reform Act of 1995: To the extent any statements made in this release contain information that is not historical, these statements are essentially forward-looking and are subject to risks and uncertainties, including the difficulty of predicting future results, the regulatory environment, fluctuations in operating results and other risks detailed from time to time in the Company’s filings with the Securities and Exchange Commission (SEC). The matters discussed in this press release may also involve risks and uncertainties concerning Sparton’s services described in Sparton’s filings with the SEC. In particular, see the risk factors described in the Company’s most recent Form 10K and Form 10Q. Sparton assumes no obligation to update the forward-looking information contained in this press release.
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